  TERMS OF SERVICE (TOS)
  Juro System and Juro Networks Terms of Service
  Original Effective Date: August 2, 2020
  Last Modified: OCTOBER 28, 2020
  Effective December 3, 2020

  This Terms of Service ("TOS") is a legally binding agreement made by and between Juro System Inc ("we" or "us") and you, personally and, if applicable, on behalf of the entity for whom you are using this web site (collectively, "you"). This TOS governs your use of the juro.systems web site ("Web Site") and the services we offer on the Web Site ("Services"), so please read it carefully.

  BY ACCESSING OR USING ANY PART OF THE WEB SITE, YOU AGREE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY THIS TOS. IF YOU DO NOT AGREE TO BE SO BOUND, DO NOT ACCESS OR USE THE WEB SITE.
  INTERNET TECHNOLOGY AND THE APPLICABLE LAWS, RULES, AND REGULATIONS CHANGE FREQUENTLY. ACCORDINGLY, WE RESERVE THE RIGHT TO MAKE CHANGES TO THIS TOS AT ANY TIME. YOUR CONTINUED USE OF THE WEB SITE CONSTITUTES ASSENT TO ANY NEW OR MODIFIED PROVISION OF THIS TOS THAT MAY BE POSTED ON THE WEB SITE.

  1. Using The Web Site.
  (a) Eligibility. The Web Site may only be used by individuals and entities who can form legally binding contracts under applicable law. No person under the age of 18 may use the Web Site. Your use of the Web Site will be deemed to be a representation that you are 18 years of age or older. We require that all purchases and orders be made by individuals 18 years of age or older.

  (b) License and Restrictions. Subject to the terms and conditions of this TOS, you are hereby granted a limited, non-exclusive right to use the content and materials on our Web Site in the normal course of your use of the Web Site. We will retain ownership of our intellectual property rights and you will not obtain any rights therein by virtue of this TOS or otherwise, except as expressly set forth in this TOS. You will have no right to use, copy, display, perform, create derivative works from, distribute, transmit or sublicense materials or content available on the Web Site, except as expressly set forth in this TOS.

  (c) Prohibited Conduct. In your use of the Web Site, you may not: (i) infringe any patent, trademark, trade secret, copyright, right of publicity or other right of any party; (ii) disrupt or interfere with the security or use of the Web Site or any web sites linked to the Web Site; (iii) interfere with or damage the Web Site, including, without limitation, through the use of viruses, cancel bots, Trojan horses, harmful code, flood pings, denial of service attacks, packet or IP spoofing, forged routing or electronic mail address information, or similar methods or technology; (iv) impersonate another person or entity, misrepresent your affiliation with a person or entity, including (without limitation) us, or use a false identity; (v) attempt to obtain unauthorized access to the Web Site; (vi) engage, directly or indirectly, in transmission of "spam," chain letters, junk mail or any other type of unsolicited solicitation; (vii) collect, manually or through an automatic process, information about other users or the Web Site without their or our express written consent; (viii) submit false or misleading information to us; (ix) violate any law, rule, or regulation; (x) engage in any activity that interferes with any third party's ability to use or enjoy the Web Site; or (xi) assist or encourage any third party in engaging in any activity prohibited by this TOS.

  2. Password and Account Security.
  (a) Registration. You may create your own account on the Web Site by completing the online registration process on the Web Site, and must do so if you would like to make a purchase or place an order. In doing so, you must provide us with accurate and complete registration information, and update it if this information changes. It is particularly important to keep the e-mail address associated with your account current because although you may be able to log into your Web Site account using an old e-mail address, you will not be able to receive messages from us about your orders or other matters.

  (b) Accounts and Passwords. Following registration, we will create an account for you and assign you, or allow you to select, a password. You must keep your password confidential. You will be responsible for all use of your password, including, without limitation, any use by any unauthorized third party. You must notify us immediately if you believe your password may be used by any unauthorized person or entity. For security purposes, we recommend you change your password often. Under no circumstance should you respond to a request for your password. Our employees will never ask for your password. You must notify us immediately if you receive such a request. We reserve the right to suspend or terminate your use of the Web Site if we believe that your password is being used without permission or otherwise in a manner that may disrupt the Web Site.

  3. Privacy Policy. You agree to the terms of our Privacy Policy, which is incorporated by reference into this TOS.

  4. Accuracy of Information. We attempt to ensure that the information on the Web Site is complete and accurate; however, this information may contain typographical errors, pricing errors, and other errors or inaccuracies. We assume no responsibility for such errors and omissions, and reserve the right to: (i) revoke any offer stated on the Web Site; (ii) correct any errors, inaccuracies or omissions; and (iii) make changes to prices, content, promotions, product descriptions or specifications, or other information on the Web Site.

  5. Sales Tax. If you purchase or order any products or services available on the Web Site ("Products"), you will be responsible for paying any sales tax indicated on the Web Site, if any are applicable.

  6. Customer Agreement. If you purchase any Products available on the Web Site, you will be required to enter into a Customer Agreement, which is incorporated by reference into this TOS.

  7. Security. We employ measures designed to ensure the security of the Web Site, but, as provided below, make no guarantees in this regard.

  8. Intellectual Property Rights.
  (a) Copyright. All materials on the Web Site, including without limitation, the logos, design, text, graphics, other files, and the selection and arrangement thereof are either owned by us or are the property of our suppliers or licensors. You may not use such materials without permission.

  (b) Trademarks. Juro System is a trade name we own. Juro System, the related design marks, and other trademarks on the Web Site are owned by us. Page headers, custom graphics, button icons and scripts are trademarks or trade dress we own. You may not use any of these trademarks, trade dress, or trade names without our express written permission.

  9. Third-Party Services. We may use third parties to provide certain services accessible through the Web Site and may provide links to third party web sites. We do not control those third parties, their services, or their web sites. We will not be liable to you in any way for your use of such services or web sites. These third parties may have their own terms of use and other policies. You must comply with such terms and policies as well as these TOS when you use these services and web sites.

  10. Linking and Framing. You may not deep link to portions of the Web Site, or frame, inline link, or similarly display any of our property, including, without limitation, the Web Site. You may not use any of our logos or other trademarks as part of a link without express written permission.

  11. Comments. All comments, feedback, suggestions, ideas, and other submissions that you disclose, submit or offer to us in connection with your use of the Web Site (collectively, "Comments") will become our exclusive property. Such disclosure, submission or offer of any Comments shall constitute an assignment to us of all worldwide right, title and interest in all patent, copyright, trademark, and all other intellectual property and other rights whatsoever in and to the Comments and a waiver of any claim based on moral rights, unfair competition, breach of implied contract, breach of confidentiality, and any other legal theory. You will, at our cost, execute any documents to effect, record, or perfect such assignment. Thus, we will own exclusively all such right, title and interest and shall not be limited in any way in the use, commercial or otherwise, of any Comments. You should not submit any Comments to us if you do not wish to assign such rights to us. We are and will be under no obligation: (i) to maintain any Comments in confidence; (ii) to pay to you or any third party any compensation for any Comments; or (iii) to respond to any Comments. You are and shall remain solely responsible for the content of any Comments you make.

  12. Indemnification. You agree to indemnify, defend and hold us and our employees, representatives, agents, attorneys, affiliates, directors, officers, managers and members (the "Indemnified Parties") harmless from any damage, loss, cost or expense (including, without limitation, attorneys' fees and costs) incurred in connection with any third-party claim, demand or action ("Claim") brought or asserted against any of the Indemnified Parties arising from, related to, or connected with your use of the Web Site. If you are obligated to provide indemnification pursuant to this provision, we may, in our sole and absolute discretion, control the disposition of any Claim at your sole cost and expense. Without limitation of the foregoing, you may not settle, compromise or in any other manner dispose of any Claim without our consent.

  13. DISCLAIMERS, EXCLUSIONS AND LIMITATIONS.
  (a) DISCLAIMER OF WARRANTIES. WE PROVIDE THE WEB SITE ON AN "AS IS" AND "AS AVAILABLE" BASIS. WE DO NOT REPRESENT OR WARRANT THAT THE WEB SITE, ITS USE OR ANY INFORMATION ON IT: (I) WILL BE UNINTERRUPTED OR SECURE; (II) WILL BE FREE OF DEFECTS, INACCURACIES OR ERRORS; (III) WILL MEET YOUR REQUIREMENTS; OR (IV) WILL OPERATE IN THE CONFIGURATION OR WITH OTHER HARDWARE OR SOFTWARE YOU USE. WE MAKE NO WARRANTIES OTHER THAN THOSE MADE EXPRESSLY IN THIS TOS, AND HEREBY DISCLAIM ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND NON-INFRINGEMENT.

  (b) DISCLAIMER OF FORWARD-LOOKING STATEMENTS. THIS WEB SITE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT EXPECTATION REGARDING FUTURE EVENTS AND BUSINESS DEVELOPMENTS. THE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. ACTUAL DEVELOPMENTS OR RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED AND DEPEND ON A NUMBER OF FACTORS, SOME OF WHICH ARE OUTSIDE OUR CONTROL.

  (c) EXCLUSION OF DAMAGES. WE WILL NOT BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO LOST PROFITS, LOST DATA OR LOSS OF GOODWILL) ARISING OUT OF, RELATING TO OR CONNECTED WITH THE USE OF THE WEB SITE OR PRODUCTS, REGARDLESS OF THE CAUSE OF ACTION ON WHICH THEY ARE BASED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

  (d) LIMITATION OF LIABILITY. IN NO EVENT WILL OUR AGGREGATE LIABILITY ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS TOS (INCLUDING, WITHOUT LIMITATION, CLAIMS RELATING TO THE WEB SITE OR THE PRODUCTS) EXCEED THE AMOUNT YOU PAID FOR THE PRODUCTS, LESS THE FAIR MARKET VALUE OF SUCH PRODUCTS.

  14. Domestic Use. We control the Web Site from our offices within the United States of America. We make no representation that the Web Site or its content is appropriate or available for use in other locations. Users who access the Web Site from outside the United States of America do so on their own initiative and must bear all responsibility for compliance with local laws, if applicable. No content from the Web Site may be downloaded in violation of United States law.

  15. Force Majeure. We will not be liable for failing to perform under this TOS because of any event beyond our reasonable control, including, without limitation, a labor disturbance, an Internet outage or interruption of service, a communications outage, failure by a service provider to perform, fire, terrorism, natural disaster or war.

  16. Limitation of Actions. You acknowledge and agree that, regardless of any statute or law to the contrary, any claim or cause of action you may have arising out of, relating to, or connected with your use of the Web Site, must be filed within one calendar year after such claim or cause of action arises, or forever be barred.

  17. No Legal or Tax Advice. No statements in the Web Site are intended to or constitute legal advice, including tax or financial advice or recommendations. You should seek the advice of your own legal, tax and financial advisors regarding the consequences to you of using any of the tools or solutions of the Juro System, including, but not limited to, the use, purchasing or selling of juro Digital Money or precious metals. The information in this Web Site does not constitute any investment advice or investment service, and is not intended as an offer or solicitation to purchase any security or financial instrument.

  18. Changes to the Web Site. We may, in our sole discretion, change, modify, suspend, make improvements to or discontinue any aspect of the Web Site, temporarily or permanently, at any time without notice to you, and we will not be liable for doing so.

  19. Accuracy of Information. Over time, information in the Web Site may become stale, so you should not rely on the continuing accuracy of such information. We have no obligation to update any such information.

  20. Termination. We will have the right to terminate your access to the Web Site if we reasonably believe you have breached any of the terms and conditions of this TOS. Following termination, you will not be permitted to use the Web Site and we may, in our discretion, cancel any outstanding product orders. If your access to the Web Site is terminated, we reserve the right to exercise whatever means we deem necessary to prevent unauthorized access to the Web Site, including, but not limited to, technological barriers, IP mapping, and direct contact with your Internet Service Provider. This TOS will survive indefinitely unless and until we choose to terminate it, regardless of whether any account you open is terminated by you or us or if you have the right to access or use the Web Site.

  21. Integration. This TOS contains the entire understanding between you and us regarding the use of the Web Site, and supersedes all prior and contemporaneous agreements and understandings between you and us relating thereto.

  22. Additional Terms. This TOS will be binding upon each party hereto and its successors and permitted assigns, and governed by and construed in accordance with the laws of the State of California without regard for conflict of law principles. This TOS and all of your rights and obligations under them may not be assignable or transferable by you without our prior written consent. No failure or delay by a party in exercising any right, power or privilege under this TOS will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this TOS. You are an independent contractor, and no agency, partnership, joint venture, employee-employer relationship is intended or created by this TOS. The invalidity or unenforceability of any provision of this TOS will not affect the validity or enforceability of any other provision of this TOS, all of which will remain in full force and effect.

TERMS, CONDITIONS, AND RULES FOR TRANSACTIONS AND TRANSFERS WITHIN THE NETWORKS AND SYSTEMS OF JURO

  All customers and clients of Juro System Inc must register with the company, at which point they are simultaneously registered into a free membership category of the Juro Organization. Upon REGISTRATION into membership of the Juro Organization, which includes the immutable subscription to the trust deed of the Juro Organization, all Members of the Juri also irrevocably agree to the following:

  - To make available goods and/or services to other Members of the Juri, in exchange for a nominated series of juro Digital Money at regular prevailing prices. It is understood that juro Digital Money is not to be considered to be an investment security such as stocks or bonds.

  - IT IS EXPRESSLY UNDERSTOOD THAT FOR ALL PURPOSES OF VALUATION ONE UNIT OF "juro United States Dollar" ("juro$") IS EQUIVALENT TO ONE DOLLAR IN UNITED STATES CURRENCY. THIS VALUATION CONVENTION IS THE SAME FOR EVERY SERIES OF JURO DIGITAL MONEY. FOR MORE INFORMATION ON THE VALUATION CONVENTION, PLEASE REFFER TO THE JURO DIGITAL MONEY OFFERING CIRCULAR AND THE JURO TRUST DEED.

  - To accept a series of juro Digital Money as payment for goods and services, simply use the functions and utilities of the Juro Central Network or the Juro Decentralized Network. Members can halt their sales in juro Digital Money or start accepting sales in juro Digital Money at any time that they choose.

  - That the Juro Organization does not make any representations or guarantees with respect to the quality or volume of business that Juri Member will derive from participation in The Juro Organization.

  - That the Juro Network will use its best efforts to accurately record transactions, transfers, trades, and to administer the Juro Organization's Rules in accordance with its terms.

  - However, Juri Member acknowledges that the sole principals in any trade or transaction are the buying and selling members involved, or the beneficiaries to the transactions, and that trades and transactions are entered into voluntarily.

  - That the Juro Organization is not the agent of any member, nor is it the guarantor of any transaction.

  - To grant to the Juro Organization Trustee the right and power to regulate and control the number of outstanding units of juro Digital Money within the Juro System in accordance to the Trust Deed and the Juro Implementation Documents, and to make restructure Juri Member debt or outstanding loans in the form of voluntary arrangements as stipulated in the Juro Trust Deed and Juro Implementation Documents.

  - That for a transaction to take place through the Juro System, the parties to the transaction must be Juri Members, and the parties are bound by the Trust Deed and the are solely responsible for their respective tax liabilities, if any.

  - To examine its monthly statement immediately upon receipt, or upon review of the state of the account within the respective component of the Juro Network, and to advise the Trustee of the Juro Organization of any discrepancies, in writing via the Juro Central Network or via certified mail, within fifteen (15) calendar days OF RECEIPT STATEMENT OR BECOMING AWARE OF SUCH STATE OF THE ACCOUNT.

  - The Juri Member further agrees to the accuracy of the statement or the state of the account and agrees to be bound thereby, if Juri Member fails to notify the Trustee of the Juro Organization within fifteen (15) calendar days OF RECEIPT OF SUCH STATEMENT OR BECOMING AWARE OF SUCH STATE OF THE ACCOUNT.

  - That this agreement may not be cancelled at any time for any reason.

  - To engage in transactions through the Juro System, the Juri Member must be current on all fees, interest and penalties due the Juro Organization and the Juro System under the Juro Organization Rules, as and where applicable and as defined by the Congress of the Juri.

  - Members of the Juri are responsible for all fees, interest and penalties incurred while using the Juro System, as applicable.

  - That each and every term and provision contained in "JURI MEMBER TO JURI MEMBERTRANSACTION AGREEMENT" and Rules and Regulations is severable from every other term and provision therein. If any such provision or term shall be invalid, illegal or unenforceable, it shall not affect the enforceability, validity, or legality of the remainder of the terms and/or provisions of the "JURI MEMBER TO JURI MEMBERTRANSACTION AGREEMENT" or Juro Rules or the trust deed of the Juro Organization. At all times, in the event of conflicts between agreements or rules, the terms and provisions of the trust deed of the Juro Organization shall take precedence over any other agreement or instrument.

  - That the Congress of the Juri or relevant authority of the Juro System, may, in accordance to the trust deed, modify, amend, or change the terms of this Agreement and the Juro Organization General Guidelines and Rules from time to time by giving thirty (30) days prior notice to all Members of the Juri.

  - Juri Member agrees that any purchase or sale of products or services, or execution of any transaction within any component of the Juro System after the thirty (30) day notice period shall constitute acceptance of the new provisions.

  - It is acknowledged and understood that this Contract, including all of the Terms and Conditions attached to this form and the trust deed of the Juro Organization, the Juro Organization Rules and Regulations and the General Trading Policies and Procedures now in effect, or hereafter adopted or amended, constitute the entire contract between the parties, and that this contract shall be binding upon the heirs, successors, administrators and assigns of the Juri Member.

  - In the event of bankruptcy, insolvency and/or the failure of the Juri Member's business, legal entity, or government body, to clear any and all delinquent overdrafts, the signer of this document explicitly agrees to be personally liable and personally guarantee any and all such delinquent amounts. This Contract becomes effective when the contract is signed by the proposed Juri Member, by handwritten signature or through digital signature or acceptance of the terms and conditions in the Juro Central Network.

GENERAL RULES AND PROCEDURES

JURO RULES & REGULATIONS
  The following General Rules and Procedures for the Juro Centralizes Network ("JCN") and the Juro Decentralized Network ("JDC") hereinafter referred to as the ("Juro System") or ("Juro") form part of and are included in the Juro Central Network Account Application and Agreement ("Agreement") that has been made by Member with the Juro Organization ("Member"). Any trade purchase or sale by Member constitutes acceptances of all terms and conditions of these Juro Organization Rules as most recently furnished by the Juro Organization, even though the Agreement and/or Juro Organization Rules may not have been signed by Member.
  1. PURPOSE OF THE JURO ORGANIZATION
  The respective series of juro are complimentary currencies that exist to serve the Members of the Juri in the global economy through trade, commerce, and barter, as a medium of exchange and accounting between reciprocal trading partners. The Juro Organization shall strive to promote free trade and good will among Members of the Juri.

  2. NATURE OF THE PARTIES
  Juro System Inc is a Wyoming corporation that serves as the Trustee of the Juro Organization in accordance to the trust deed. As such, Juro System Inc is the administrator of the JCN and the JDC. The JCN and JDC, respectively act as a platform, clearinghouse and third-party record keeper of transactions among the Members of the Juri. All transactions are between the buyer and the seller or transaction-specific-parties, who are all Members of the Juri. The Juro Organization, Juro System, JCN, and JDC bear no responsibility whatsoever for the quality or delivery of any product or service traded or transaction executed in any component of the Juro System.
  Members of the Juri may be either a basic member, premium member, staked Member of the Juri, or Juro concession-holder, in accordance to the trust deed. All Juri Members, regardless of classification, have subscribed to the trust deed, and are bound to the same contracts, rules, terms and agreements with the Juro Organization to exchange their respective goods and/or services or otherwise transact with other Members of the Juri and thereby subscribe to the Juro Organization's record keeping services. Juri Member affirms the exclusive right of the trustee and the Congress of the Juri to regulate the Juro Organization, to establish policies and procedures and make decisions, in their judgment is deemed necessary to fulfill the purpose of Juro, in accordance to the trust deed and Juro Implementation Documents.

  Juri Members' clients are individuals or business entities that have contracted with Member to use the services of Member to facilitate transactions through the adoption of the complimentary currency series of juro and the tools of the Juro System.

  Juri Members arrange the terms and conditions of their contracts with their respective clients and manage their respective juro Digital Money transactions among and between their respective clients.

  In accordance to the trust deed, all components of the Juro structure exist to provide and promote a platform of tools and solutions which the Members of the Juri can use on a level playing field. That means that the Juro Organization, Juro System Inc, and the Juro Money Zero Maturity ETF are all bound to be neutral parties in investments, arbitrage, or transactions that use the platform of tools and solutions of Juro. The Members of the Juri are free to use the Juro Implementations and tools in any which way they choose, amongst themselves, on a local, international, and /or global basis. In that respect, "Juro" is barred from competing with its members and customers, and vice versa.

  The Juro Organization, Juro System Inc, and the Juro Money Zero Maturity ETF may, from time to time, engage in activities on behalf of Members of the Juri to maintain the utility of juro Digital Money and to secure the pegged value of the complimentary currencies to the respective sovereign currency which they form a part of the money supply or the respective commodity series, as applicable. These activities may include, but are not limited to, offering goods for sale in Juro System, or selling assets of the trust estate on its own behalf and using proceeds of sale of these goods to offset any systemic deficits within the trading systems, in accordance to the trust deed. Juri Member acknowledges that these trading system support transactions may occur, and consents thereto.

  3. NATURE OF JURO DIGITAL MONEY
  Member will offer its products and/or services at regular prevailing prices to other members of the Juro Organization in exchange for a respective series of juro Digital Money posted to Member's account pursuant to these Rules. Members agree that juro Digital Money are not legal tender or securities, and that juro Digital Money is money that they can be used in the various components of the Juro System. Member agrees that juro Digital Money cannot be redeemed for legal tender, however such exchanges and conversions for legal tender are possible through the tools of the various components of the Juro System in accordance to the applicable terms and conditions, regulations, and /or Member to Member transactions which would facilitate such conversions or exchanges. The terms juro USD or juro United States Dollar is equivalent to one dollar in legal tender of United States currency. The same valuation convention applies to each of the respective series of juro Digital Money. Ownership of a unit of juro Digital Money denotes the beneficial interest of the Juro Organization trust estate in accordance to the trust deed of the Juro Organization and also denotes the right to receive products or services available from other members or otherwise transact with other members of the Juro Organization in consideration for said units of juro Digital Money. The respective units of any series of juro Digital Money may be used only in the manner and for the purpose set forth in these rules and as provided in the trust deed and any applicable laws and regulations. The Juro Organization specifically refuses any responsibility for the availability of goods and services from any source. The Juro Organization, Juro System Inc, the JCN, and the JDC do not function as a bank; accounts held with any segment of the Juro System are not insured by any government or quasi-governmental entity.

  4. JURO ACCOUNTING
  The Juro Central Network and Juro Decentralized Network segments of the Juro System shall operate as a zero (0) balance accounting system. The Juro System shall maintain a Juro Revenue Sharing Program Operating Account ("JRSP Acct") and a juro Digital Money Issuance Account ("CCJS Acct") within the Juro System. However, JRSP Acct shall not have a credit line and must operate from a positive position at all times. Transaction fees and all revenues and receipts collected, regardless of currency or series of juro Digital Money, shall be deposited into the JRSP Acct. The JRSP Acct revenue shall be distributed in accordance to the Juro Revenue Sharing Program provisions of the trust deed of the Juro Organization, shall be used to fund Juro operations and expenses, and to promote the Juro Mission. The Juro Organization shall operate on an established yearly budget prepared by the trustee and approved by the Congress of the Juri.

  5. TRANSACTION REJECTION
  Juro reserves the right to reject any transaction and to refuse to issue a transfer for any of the following reasons including, but not limited to:

       a. The buyer does not have sufficient juro Digital Money in its account;

       b. The Member is more than 30 days delinquent in its cash fees or other fees due to the Juro Organization or Juro System Inc;

       c. The transaction is in conflict with these Rules; or

       d. The transaction is deemed to be or has been flagged as illicit by either an authority of competent jurisdiction or by the compliance department of the trustee.

  Authorization of a transaction instantly applies juro Digital Money from the sending account to receiving account. Both sender and receiver may automatically be notified by email of the transaction detail or through their respective JCN or JDC accounts.

  6. OWNERSHIP/REDEMPTION RRULES FOR SCRIP SOLD IN THE JCN OR JDCFor purposes of this section, scrip is defined as a certificate, (ie., gift certificate, gift card or online certificate), indicating the right of the holder to receive goods or services. Juri Members who sell scrip in a segment of the Juro System pledge that the scrip offered for sale is valid and useable and is issued in accordance with the State laws, national laws, and applicable regulations of the jurisdiction in which it is redeemable. Should the scrip not be redeemable at anytime up to six months from the date of Juro Network purchase, the seller is responsible for refunding back the full amount of the non-redeemable scrip back to the buyer.

  7. RESTRICTIONS ON TRAVEL RELATED FEES CHARGED IN LEGAL TENDER.
  Legal tender or trade booking/processing fees for travel listings in any segment of the Juro Network are not permitted. Legal tender for hotel taxes and/or reasonable cleaning fees that are paid directly to the property and/or cleaning provider for Juro Network listings are permissible.

  8. TAXES
  It is Members' responsibility to ensure that all applicable sales, value added, excise, transfer, or other taxes on transactions conducted through any segment of the Juro Network are collected and paid in a timely manner to the appropriate state and/or national authority, as and if applicable, and in the form due by said authority. Members' are aware that said taxes may be due exclusively in legal tender or other forms of tender cellared by the respective jurisdiction's authority. It is also the responsibility of Member to file all applicable tax returns or reports relating to transactions conducted in all segments of the Juro Network with the appropriate state and/or national authority, as applicable. The Juro Organization and the trustee of the Juro organization are not responsible for the collection or reporting of any taxes arising from transactions through any segment of the Juro Network or for transactions denominated in juro Digital Money.

  Member agrees and affirms that neither the Juro Organization or the trustee of the Juro Organization is acting as its agent, and in the event any jurisdiction successfully asserts any obligation to collect or pay any tax or fee upon the Juro Organization or the trustee of the Juro Organization, Member agrees to hold the Juro Organization and the trustee of the Juro Organization harmless and will reimburse all such taxes and fees (including any interest, penalties and other costs) incurred by the Juro Organization and / or the trustee of the Juro Organization, in legal tender, upon presentment of any obligation so owed. Member agrees that the Juro Organization, Juro System Inc, the JCN, and the JDC are not importers or exporters of any goods or services sold internationally through any segment of the Juro Network. Member is responsible for ensuring that all applicable customs, export control, sanctions, anti-boycott, and other international trade laws and regulations of all relevant countries are strictly adhered to and complied with in any transaction and in the event any jurisdiction successfully asserts liability on the part of the Juro Organization or  the trustee of the Juro Organization, Member agrees to hold the Juro Organization and the trustee of the Juro Organization harmless and will reimburse any and all monetary sanctions imposed or incurred by the Juro Organization and / or the trustee of the Juro Organization, upon presentment of any obligation so owed.

  9. FEES
  Member agrees to the duties and fees as published on thejuro.net, juro.info, and juro.systems webpages, as applicable. Member agrees to pay all fees by credit card, debit card, or bank transfer in legal tender of US currency except as otherwise provided in the specific terms and conditions of the respective dues, fees, and charges. On or about the 1st day of each month, all legal tender denominated dues and fees which have accrued from activity posted the prior month plus the applicable monthly fee will automatically be charged to the credit card, debit card, or payment authorization mechanism which is on file.

  A statement of account will be provided on a self-administered basis in the Juro Central Network for the time period that each Member desires, requires, and/or where necessary.

  The Congress of the Juri may, at its sole discretion change the fee and dues structure in order to maintain the fiscal integrity of the Juro Networks, the Juro Systems, and the Juro Organization. The Congress of the Juri will provide written notice via on the website juro.info to Members at least thirty (30) days prior to implementing a dues or fees change.

  10. SUSPENSION OF TRADING AND TRANSACTION PRIVILEGES
  The trustee of the Juro Organization and the Congress of the Juri each severally reserve the right, at their respective sole discretion, to suspend Member's trading and transaction privileges to protect the integrity of the Juro System. Suspension of trading and transaction privileges of a member requires a 2/3 vote of the respective committee of the Congress of the Juri. A member so suspended may receive written notice via certified mail or by email.

  11. DISPUTES
  The Juro Organization and the trustee of the Juro Organization, acting through the Juro Central Network and the Juro Decentralized Network - functioning in an exchange capacity and, as third-party record keepers - are to be held harmless with regard to any liability or dispute arising between members. If Member disputes a transaction, Member must notify the other member which is party to the transaction and also the Juro System Administrator by certified mail within ninety (90) days after Member is notified of the authorized transaction by email. Upon notification of a dispute, the Juro System Administrator will request proof of delivery and applicable transaction documentation from the Seller / other member which is party to the transaction. If the seller / other member which is party to the transaction is unable to prove delivery of the goods or service, or otherwise provide documentary evidence of the fulfillment of the terms of the transaction, the funds will automatically be returned to the buyer / member. If the seller / other member provides proof of delivery or satisfaction of the terms of the transaction, the funds will be posted to the seller / member's account. Final resolution of disputes is the responsibility of the parties to the transaction. The Juro System Administrator may, upon approval of the Congress of the Juri, freeze funds involved in a disputed transaction and place such frozen juro Digital Money into an escrow account to be held until their release is authorized by the mutual consent of the parties to the disputed transaction, or by an arbitration authority of the Juro System, or by a court of competent jurisdiction, as applicable.

  12. ASSIGNMENT
  Member accounts may not be assigned, transferred or sold under any condition. Assets and juro Digital Money which are deposited in a Member account may only be transferred to, or otherwise transacted with, another Member account for legitimate reasons and only for legal purposes. The terms of these Juro Rules are binding upon Member's heirs, successors and assigns, and on the administrators of an individual Member's estate.
  The Juro Organization may assign its rights and obligations under these Rules or any portion thereof.

  13. CLAIMER OF LIABILITY
  By signing this agreement and agreeing to participate in the Juro Organization, Member agrees to indemnify, hold harmless, and defend the Juro Organization, the trustee of the Juro Organization and its management or owners with respect to any claim, debt or liability whatsoever arising out of any transaction wherein Member is a buyer, seller, or party. Member acknowledges that any transaction in which Member participates shall be on a voluntary basis. In no event shall The Juro Organization or Juro System Inc be liable for any direct, indirect, incidental, or consequential damages arising from or in connection with the operation of the Juro Network including but not limited to loss of data, loss of projected revenues, or the costs of obtaining substitute goods or services, arising under any theory of liability, even if the Juro Organization or Juro System Inc was advised of, knew of, or should have known of, the possibility of such damages.

  14. AMENDMENT OF JURO RULES
  The Rules and fee schedule may be amended by the Congress of the Juri in accordance to the trust deed and with thirty - (30) days written notice to members. Any transaction that takes place in the month following the month notice is given to Member constitutes acceptance of the amended rules.

  15. CANCELLATION AND TERMINATION
  Member's breach of this agreement and/or Juro Rules may cause Member's account to be cancelled, blocked, suspended, or otherwise encumbered by the Juro Organization or Juro System Inc. Member's account may also be cancelled if, in the discretion of trustee of the Juro Organization, or in the discretion of the Congress of the Juri, Member has acted in a manner that is detrimental to the Juro Organization or its members. In the event of cancellation of Member's account, Member and/or guarantor hereby agree to pay any negative trade account balance or outstanding fees due either in products acceptable to Juro System Inc or in legal tender currency of the Unites States upon Member's receipt of the Notice of Cancellation via certified mail. If the balance in Member's account is positive upon Notice of Cancellation, Juro may, at its sole discretion, permit Member to continue trading and transacting for ninety (90) days thereafter under such restrictions as Juro may impose to ensure that trading and transactions on the account is directed only toward clearing the positive balance to zero. Member agrees to prepay any fees owed on future trading and monthly fees in order to utilize the balances of juro Digital Money, as applicable. Any positive balance remaining in Member's account ninety (90) days or more following delivery of a Notice of Cancellation shall thereafter be forfeited to the Juro Revenue Sharing Program.

  In the event Member's account is inactive (no sales or purchases) for a period in excess of 60 months, Juro System Inc may, in its discretion, close the account. However, prior to closing the account, a 30-day notice will be sent via electronic mail or certified mail giving Member an opportunity to petition Juro System Inc to reactivate the account. Such reactivation shall be in the sole discretion of Juro System Inc.

  16. CONTINGENCIES AND DISSOLUTION
  The Congress of the Juri has the right to change, suspend or discontinue any aspect of its services, and the Juro System Inc has the right to suspend or discontinue the operation of the enterprise component of the Juro Organization, at any time at their respective discretion without liability.

  17. INDEPENDENT BUSINESS ENTITY
  In performing any transactions through any segment of the Juro System or any Juro Network, Member is independent of the Juro Organization and Juro System Inc and the personnel and other representatives of Member do not act as agents or employees of either the Juro Organization or Juro System Inc.

  In performing any transactions through any segment of the Juro System or any Juro Network, Members are independent of the Juro Organization and Juro System Inc and are solely responsible for negotiating the terms and conditions of particular transactions with other Members subject to these Rules. Member shall have complete charge and responsibility for personnel employed by Member.

  18. ENFORCEMENT
  Member agrees that each and every term and provision contained in this agreement is joint and several with regard to every other term or provision therein. If any such provision or term shall be invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of the remainder of the terms and/or provision of the agreement.

  19. NOTICES
  Unless otherwise agreed in writing by the parties or as required herein, all notices to the Juro Organization regarding these Rules shall be sent by recognized courier or delivery service to Juro at the Juro System Inc World Headquarters Office at 30 N. Gould Street Suite 4836, Sheridan, WY 82801, or to such successor main office address as the Juro Organization may announce to Members.

  All notices to Members may be sent by any means reasonably calculated to provide adequate notice, including by electronic mail, unless otherwise provided herein.

  20. ARBITRATION
  All Juri Members agree to settlement of any claims or disputes with the Juro Organization or Juro System Inc by binding arbitration to be held at the Congress of the Juri, in accordance with the arbitration rules then in effect for the Juro Organization, and in the absence of arbitration rules having been adopted by the Congress of the Juri, the then existing arbitration rules of the American Arbitration Association will be used. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The parties to the arbitration shall each pay such costs and expenses directly related to the arbitration as are determined by the arbitrator.

  At the time of application all members shall sign an Arbitration and Waiver of Jury Trial Agreement.

  ARBITRATION AND WAIVER OF JURY TRIAL

  By opening or maintaining the Account, you and we agree that any controversy, dispute, or claim ("Claim") by either you or us against the other, or against the employees, agents, or assigns of the other, whether based on contract, tort, or any other legal basis or theory, and whether pre-existing, present, or future, that arises from or relates to (a) this Agreement, (b) services rendered by us pursuant to this Agreement, or in connection with any Account you have with us, (c) the relationships that result from this Agreement, or (d) the validity, scope, enforceability, or applicability for this arbitration provision to a Claim shall be resolved by binding arbitration.

  You or we may choose either the Congress of the Juri or the American Arbitration Association ("AAA") to conduct any arbitration proceeding. If for any reason the Congress of the Juri or the AAA is unwilling or unable to conduct the arbitration proceeding, or if you or we are unable to agree on another arbitrator, we will substitute another national or regional arbitration organization.

  For personal accounts, arbitration proceedings will be conducted pursuant to the rules of the Congress of the Juri Rules for Resolution of Consumer- Related Disputes or the Expedited Procedures for Commercial Arbitration of the AAA, as applicable; for non-personal accounts, arbitration proceedings will be conducted pursuant to the rules of the Congress of the Juri, or the Commercial Arbitration Rules of the AAA, as applicable. Arbitration proceedings will be conducted in accordance with the applicable rules and procedures of the chosen arbitration organization in effect at the time the Claim is filed. In the event of any inconsistency between this provision and the rules to be used for an arbitration proceeding, such inconsistency shall be resolved in favor of this provision. Rules and forms may be obtained or a Claim may be filed by contacting the trustee of the Juro Organization or by or by visiting its website at https://juro.sytems or by contacting the AAA at 1-800-778-7879 or by visiting its website at http://www.adr.org. This arbitration provision limits your right to litigate claims in court. Please review this provision carefully.

  Arbitration proceedings shall occur in a locale mutually agreed to, or if no agreement can be reached regarding locale, arbitration proceedings shall occur within the federal judicial district of your residence at the time the Claim is filed. This arbitration provision is made pursuant to a transaction involving interstate commerce, and shall be governed by the Federal Arbitration Act (the "FAA"), 9 U.S.C. Sections 1-16, notwithstanding any other choice of law provision contained in this Agreement. Judgment upon any arbitration award may be entered in any court having jurisdiction. The filing of a demand for arbitration will be deemed the commencement of an action for purposes of any applicable statute of limitations. Any dispute as to whether any statute of limitations, estoppel, waiver, laches, or similar doctrine bars the arbitration of any Claim shall be decided by arbitration in accordance with this arbitration provision. Claims by or on behalf of other persons will not be considered in, or consolidated with, the arbitration proceeding between you and us. It is the intention of the parties that there will be no class action arbitration pursuant to this arbitration provision. Nothing in this arbitration provision shall limit the right of you or us, whether before, during, or after the pendency of any arbitration proceeding, to exercise any self-help remedies, such as set-off or repossession and sale of collateral, or to obtain provisional or ancillary remedies or injunctive or other traditionally equitable relief, such as filing an interpleader action. The taking of any of these actions by either party shall not be deemed to constitute a waiver of the right to demand arbitration of any Claim asserted as a counter-claim, cross-claim, third-party claim, or the like in response to any such action.

  You and we agree that the arbitrator: (a) shall limit discovery to matters directly relevant to the arbitrated Claim; (b) shall grant only relief that is based upon and is consistent with substantial evidence, the terms of this Agreement, and applicable substantive law; (c) shall not have any authority to require, as part of any relief granted, that you and we continue any relationship we may have under this Agreement or otherwise; and (d) shall provide a brief written explanation of the basis for the award upon the request of either party and shall make specific findings of fact and conclusions of law to support any arbitration award that exceeds $10,000. Unless inconsistent with the applicable law, each party shall bear the expenses of its respective attorneys, experts, and witnesses, regardless of which party prevails in the arbitration.

  If any portion of this arbitration provision is deemed invalid or unenforceable, the remaining portions of this arbitration provision will remain valid and enforceable. This arbitration provision shall survive termination of this Agreement and the closing of your Account, as and if applicable.

  IF A CLAIM IS NOT SUBJECT TO ARBITRATION FOR ANY REASON, THEN THE CLAIM SHALL BE DECIDED IN A COURT OF COMPETENT JURISDICTION WITHOUT A JURY. YOU AND WE IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY.

JURO CREDIT MAINTENANCE AND DELINQUENT ACCOUNT PARAMETERS

  Members not in good standing (examples include, but are not limited to, not paying Juro Organization membership dues and or not paying Juro fees, etc.) are placed on Admin Hold/Frozen and member may receive a cancellation warning. If an account is not in good standing for more than 60 days, then the Juro fees immediately increase to $ 150 USD in legal tender + juro$150 per month and transaction fees increase to 1% (cash on purchases/trade on sales) until such time that the account is brought into good standing by the Member. Member must pay all fees in advance to spend down their account. Juro will consider the entire balance forfeited if payment is not made or not possible by deduction of assets deposited in the applicable accounts within 90 days. An account that is not in good standing or has somehow resulted with a negative balance must cooperate with Juro System Inc and be willing to enter into a Voluntary Agreement for amicable resolution, and have an active credit card or debit card on file to be placed back in good standing.

ADDENDUM A: JURO TRANSACTION ETHICS CODE

  JURO CODE OF ETHICS AND CONDUCT
  (As of 10/28/20)

  Members of the Juro Organization, referred to as Members of the Juri, recognize that membership in Juro carries with it the responsibility of conducting themselves in a manner that is consistent with the Juro Mission. Therefore, the members of Juro agree to abide by the following specific codes of conduct and transaction management. In the event a violation occurs with any section of this Code of Ethics, the party determined to be in violation will be subject to the disciplinary provisions as described in Article XI herein.

  I. General Principles

  a) Juro members shall operate their businesses within the bounds of the law and comply with all laws, regulations rules and ordinances for the jurisdiction they reside and/or operate in, as applicable.
  b) Juro members shall establish internal rules, procedures and practices in their business operations that will serve the best interest of the public and their clients within the scope of the Juro Mission and in accordance to the provisions of the trust deed and the "JURI MEMBER TO JURI MEMBER TRANSACTION AGREEMENT.

  II. Tax Reporting Compliance

  a) Members will abide by the U.S. IRS reporting requirements as defined in the Tax Equity & Fiscal Responsibility Act of 1982. 1099B forms must be distributed to all exchange members that had sales for the exchange's fiscal year and exchanges must report their annual sales to the IRS annually.
  b) Members agree to communicate the reporting requirements of TEFRA to all member prospects. Additionally, Juro members are encouraged to highlight TEFRA reporting requirements in their marketing and sales materials, including their websites.
  c) Non-U.S. Members must also adhere to the governmental reporting requirements of their given jurisdictions, as applicable.

  III. Advertising & Marketing
  Members shall be truthful with regard to their spoken, printed or internet based representations regarding their businesses, operations, activities, and in their marketing materials, specifically but not limited to;
  The limited scope of products and services available and any restrictions, terms, and conditions thereto.
  Accurately communicating any and all restrictions related to an offering in juro Digital Money to its clients and customers.

  IV. Discrimination
  Members shall not discriminate on the basis of race, color, national origin, religion, gender, sexual orientation, political party affiliation, health condition, or economic status in hiring employees, acceptance of clients or establishment of any other business relationship.

  V. Trademarks - Corporate Names
  No person or company shall engage in the unauthorized use of the trademark, trade name, corporate name or slogan of another business. Nor shall any person or company purchase the domain names or materially similar domain names of other companies so as to restrict the rightful owner their inherent ownership benefits.

  VI. Liability For Territories, Licensees & Franchisees Offices

  a) When Juro members expand their core operations through the creation of franchisees, licensees or territories, Juro members agree to comply with all Federal, State, local or jurisdictional requirements related to the creation of such business entities and agree to supply Juro with documentation verifying compliance with such regulatory laws.

  b) When Juro members establish territory's, licensee or franchisee offices of the parent company, the licensor or franchisor shall be liable for the trade debts of the territory, licensee or franchisee office in the event of termination of the territory, licensee or franchise office. Should the territory, licensee or franchisee be a separate legal entity and declare bankruptcy, the Juro member parent company shall be liable for the trade debts of the territory, licensee or franchisee regardless of whether the territory's, licensee's or franchisee's corporate entity was legally discharged in bankruptcy court.

  VII. Acquisition of Legal Entities
  a) When Juro members are involved in the purchase of a legal entity that is also a Juro member, every effort will be made to protect and honor the negative and positive balances of all the accounts, including reciprocal accounts, of the acquired legal entity in an equitable manner in accordance to the Juro Mission.

VIII. Direct Solicitation of Other Concessioner's Customers and Clients

  Juro Concessioners are not permitted to knowingly contact or solicit for business the customers or clients of another Juro Concessioner. This prohibition against poaching another Juro Concessioner's customers and clients is absolute and applies to, but is not limited to direct personal solicitation, telephone, fax, e-mail and internet solicitation.
  b) If the alleged poaching activity is presented to Juro via an Ethics Complaint the burden of proof is on the complainant to show beyond any reasonable doubt that the alleged improper poaching activity took place. Such burden of proof is a high threshold.

  IX. Investigative Powers Granted to Juro With Ethics Complaints

  When evaluating all Juro Ethics Complaints, the Juro Ethics Committee of the Congress of the Juri reserves the right to interview Juro member employees, independent contractors and sales prospects.

  Juro also reserves the right to inspect any and all documentation related to any claim brought by an Juro Ethics Complaint, be it on paper, e-mail, social media or other internet forum.

  Juro members agree in good faith to provide all information requested by the Juro Ethics Committee. Such information shall be held confidential by the Ethics Committee. Withholding of any material information by either the complainant or respondent shall be grounds for a decision in favor of the non-withholding party, and shall be made at the sole discretion of the Juro Ethics Committee.

  X. Time Limitation on Bringing Ethics Complaint

  The alleged occurrence which is the subject of the Ethics Complaint must have occurred within two years on the filing date of the Ethics Complaint.

  XI. Disciplinary Provisions

  Juro members found in violation of the Juro Code are subject to the following disciplinary actions by Juro:

  First Offense: A letter of reprimand will be sent to the violating party and notice of such action shall be posted on the juro.info and the juro.systems websites for a period of 30 days.

  Second Offense: The violating party's Juro membership shall be suspended for a period of 180 days and notice of such suspension shall be posted on the juro.info and the juro.systems websites. The violating party also will not be permitted to attend Juro Symposiums, Juro Events, Juro Conventions, Congress of the Juri, or participate on the Juri Congress Committees during their suspension.

  Third Offense: The violating party's Juro membership will be automatically terminated. The principals, officers and/or managing director of such entity shall not be permitted to re-apply for membership in Juro with a different entity for a period of 5 (five) years.

  XII. Amendment of Ethics Code

  The Congress of the Juri shall review this Code of Ethics from time to time and any revisions or amendments shall be ratified by vote of the members in accordance to the trust deed.

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